Exhibit II

to

Schedule 13G

Joint Filing Agreement

The undersigned persons agree and consent to the joint filing on their behalf of this Schedule 13G dated November 10, 2020 in connection with their beneficial ownership of Newpark Resources, Inc. Each of Threadneedle American Smaller Companies Fund, a sub-fund of Threadneedle Investment Funds ICVC, TAM UK International Holdings Limited, Threadneedle Asset Management Oversight Limited, Ameriprise International Holdings GmbH, Threadneedle Asset Management Holdings Sarl, Threadneedle Holdings Limited, TAM UK Holdings Limited, Threadneedle Asset Management Holdings Limited, TC Financing Limited and Threadneedle Asset Management Limited authorizes Ameriprise Financial, Inc. to execute the Schedule 13G to which this Exhibit is attached and make any necessary amendments thereto.

Ameriprise Financial, Inc.

By:	/s/ Paul Goucher
Name: Paul Goucher
Title: Senior Vice President and Assistant General Counsel

Ameriprise International Holdings GmbH

By:	/s/ James R. Debuse
Name: James R. Debuse
Title: Director

Threadneedle Asset Management Holdings Sarl
Threadneedle Holdings Limited
TAM UK Holdings Limited
Threadneedle Asset Management Holdings Limited
TC Financing Ltd
Threadneedle Asset Management Limited

By	Columbia Management Investment Advisers, LLC, as Attorney in Fact

By:	/s/ Paul Goucher
Name: Paul Goucher
Title: Senior Vice President and Assistant Secretary

TAM UK International Holdings Limited

Threadneedle Asset Management Oversight Limited

By:	/s/ Nicholas Ring
Name: Nicholas Ring
Title: Director

Threadneedle American Smaller Companies Fund, a sub-fund of Threadneedle Investment Funds ICVC

By: Threadneedle Investment Services Limited, as Authorised Corporate Director

By:	/s/ Richard Vincent
Name: Richard Vincent
Title: Director